SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): March 28, 2002

                              Hybrid Networks, Inc.
             (Exact name of registrant as specified in this charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

       0-23289                                         77-02520931
(Commission File Number)                 (I.R.S. Employer Identification Number)

                  6409 Guadalupe Mines Road, San Jose, CA 95120
               (Address of principal executive offices) (Zip Code)

                                 (408) 323-6250
              (Registrant's Telephone Number, Including Area Code)

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ITEM 5.  Other Events.

On March 28, 2002, Hybrid Networks, Inc. issued the following Press Release.

SAN JOSE, Calif.-- March 28, 2002--Hybrid Networks Inc. (Nasdaq:HYBR - news) today has announced that its efforts to complete a strategic transaction, such as a sale or merger of the company, have thus far not proven successful. The Company further noted that it expects that revenue for the first quarter of 2002 will not exceed $700,000 and that it has no backlog for future periods. Effective March 29, 2002, the Company will further reduce its work force by eliminating approximately 80% of its remaining staff.

After payment of employee compensation, termination and other expenses, the Company will have cash and accounts receivables of less than $1 million. The Company does not foresee having sufficient liquid assets to continue even its scaled back operations beyond April 30, 2002. Therefore, the Company intends to pursue an orderly cessation of its operations.

The Company's remaining liabilities consist primarily of the company's $5.5 million convertible notes that are secured by substantially all of the assets of the company and its obligations to its landlord. The Company does not expect that any assets will be available for distribution to holders of its common or preferred stock after the claims of its creditors have been settled.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 28, 2002              Hybrid Networks, Inc.


                                    By: /s/ Michael D. Greenbaum
                                        -------------------------------------
                                        Michael D. Greenbaum
                                        President and Chief Executive Officer